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                                                                    EXHIBIT 11.1


                    COMPUTATION OF EARNINGS PER COMMON SHARE


THE FOLLOWING TABLE ILLUSTRATES THE COMPUTATION OF BASIC AND DILUTED EARNINGS PER COMMON SHARE:

                                                                   THREE MONTHS ENDED
                                                             ------------------------------
                                                             MARCH 31, 1998  MARCH 31, 1997
                                                             --------------  --------------
Numerator:
     Numerator for basic and diluted earnings per
          common share -- net earnings                           $ 1,749        $ 2,233
                                                                 =======        =======


Denominator:
    Denominator for basic earnings per common share --
         weighted average number of common shares
         outstanding during the period                            14,347         12,948

    Incremental common shares attributable to outstanding
          stock options                                               84           --
                                                                 -------        -------

    Denominator for diluted earnings per common share             14,431         12,948
                                                                 =======        =======


Basic earnings per common share                                  $  0.12        $  0.17
                                                                 =======        =======

Diluted earnings per common share                                $  0.12        $  0.17
                                                                 =======        =======